Exhibit 99.1

Inseego to acquire Nokia's Fixed Wireless Access business to create a global wireless broadband leader

•	The acquisition is expected to approximately double Inseego’s revenue and strengthen it as a global leader in wireless broadband across fixed wireless and mobile connectivity, with a broader portfolio for carriers, enterprises, and consumers.

•	The two companies plan to collaborate on joint go-to-market and innovation initiatives in 6G and wireless edge to capture the opportunities in AI and to further advance the FWA business.

•	Nokia will become a significant shareholder in Inseego with approximately an 11% equity stake based on current capitalization and including both the consideration for the acquisition of the FWA business and an additional investment in Inseego by Nokia.

•	The agreement reflects Nokia’s strategic shift to simplify its operational model and focus its portfolio on the infrastructure that powers the AI supercycle and AI-driven transformation of networks.

30 April 2026

San Diego, California and Espoo, Finland – Inseego and Nokia announced today that they have signed an agreement in which Inseego will acquire Nokia’s Fixed Wireless Access (FWA) CPE business, subject to the satisfaction of customary closing conditions. The transaction will strengthen Inseego’s position as a global wireless broadband leader with a broader portfolio spanning fixed wireless, mobile broadband, and cloud-managed connectivity for consumer and business markets, and is expected to approximately double the company’s revenue, and give it a global footprint.

“This is a transformative step for Inseego. It expands our scale, broadens our portfolio, and positions us as a global leader in wireless broadband across consumer and business markets. Just as importantly, it creates strong collaboration opportunities with Nokia at the wireless edge, where AI-driven workloads, cloud connectivity, and next-generation networks are increasingly coming together. We are excited to work with Nokia to deliver continuity for both customers and employees today and drive even greater value together going forward,” said Juho Sarvikas, CEO of Inseego.

“Inseego is the right strategic partner for this business and for Nokia’s customers. The agreement reflects Nokia’s strategic shift to simplify its operational model and focus its portfolio on the infrastructure that powers the AI supercycle and AI-driven transformation of networks. This transaction provides robust continuity for customers, and strong collaboration opportunities that bring together Nokia’s network leadership with Inseego’s focused expertise at the wireless edge. We believe this positions the business for continued innovation, broader market opportunity, and long-term growth,” said Konstanty Owczarek, Chief Corporate Development Officer at Nokia.

The transaction includes plans for joint go-to-market initiatives between the two companies in 6G and wireless edge to capture the opportunities in AI and to further advance the FWA business. The collaboration will also explore joint innovation and carrier 5G monetization opportunities, as well as consumer and enterprise growth opportunities at the wireless edge. These efforts are expected to support and drive customer continuity, future revenue growth, and technology leadership at the wireless edge.

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Under the agreement, at the closing of the transaction, Nokia will receive approximately a 7% equity stake in Inseego in the form of common stock and warrants, representing a value of US$20 million. At the close of the agreement, Nokia will make an additional $10 million investment in Inseego in the form of common stock and warrants, to further strengthen the commercial collaboration, that will bring its total ownership interest to approximately 11%.

The transaction is expected to close in Q4 2026, subject to certain terms and conditions. The agreement is not financially material to Nokia. Nokia will conduct consultations with works council or other employee representative bodies where applicable. Nokia and Inseego will work closely together to ensure seamless continuity for customers through a carefully managed transition, with a strong focus on service, support, management, and staff continuity.

Advisors

Perella Weinberg Partners served as financial advisor to Nokia.

About Inseego

Inseego is a leader in cloud-first wireless edge solutions, delivering secure, resilient connectivity across people, places, and machines.

Media inquiries

Inseego Press Office

Email: Press@inseego.com

About Nokia

Nokia is a global leader in connectivity for the AI era. With expertise across fixed, mobile, and transport networks, we’re advancing connectivity to secure a brighter world.

Media inquiries

Nokia Press Office

Email: Press.Services@nokia.com

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Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially.

Statements in this communication that are forward-looking may include statements regarding: (1) the transaction between Nokia and Inseego (the “Transaction”); (2) the expected timing of the closing of the Transaction; (3) the anticipated benefits to, or impact of, the Transaction on Nokia’s and Inseego’s businesses; (4) expectations for Nokia and Inseego following the closing of the Transaction, including the effect of the Transaction on Inseego’s revenues; and; and (5) any statements preceded by or including “continue”, “expect”, “will”, “may”, or similar expressions. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Nokia’s and Inseego’s control, and are based on management’s best assumptions and beliefs in light of the information currently available to them.

Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include: (1) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (2) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the Transaction; (3) possible disruption related to the Transaction to the current plans, operations and business relationships of Nokia, including the FWA-CPE business and Inseego, including through the loss of customers and employees; (4) the amount of the costs, fees, expenses and other charges incurred by Nokia and Inseego related to the Transaction; (5) the possibility that the stock price of Inseego could fluctuate during the pendency of the Transaction and may decline if the Transaction is not completed; (6) for Inseego, the possible diversion of management’s time and attention from ongoing business operations and opportunities; (7) the response of competitors and other market participants to the Transaction; (8) potential litigation relating to the Transaction; (9) uncertainty as to the timing of completion of the Transaction and the ability of each party to consummate the Transaction; and (10) the other risks and uncertainties detailed in the periodic reports that Nokia and Inseego file with the SEC. All forward-looking statements in this communication are based on information available to Nokia and Inseego as of the date of this communication, and, except as required by law, neither Nokia nor Inseego assumes any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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